Exhibit 99.1

Orbital Energy Group Reports Record Revenues in the Fourth Quarter of $41.0 Million and Record Backlog of $523.7 Million

Revenue and Backlog Increases of 65% and 28%, respectively from the Third Quarter of 2021

HOUSTON, (March 30, 2021) — Orbital Energy Group, Inc. (Nasdaq: OEG) ("Orbital Energy" or the "Company") today reported its financial results for the three months and twelve months ended December 31, 2021.

Fourth Quarter Summary

●	Revenues of $41.0 million, compared to $24.8 million in the prior quarter and $7.6 million for the fourth quarter of 2020;

●	Loss from continuing operations, net of income taxes of $15.7 million compared to a loss of $9.5 million in the prior quarter and a loss of $6.3 million in the fourth quarter of 2020;

●	Adjusted EBITDA loss from continuing operations of $1.2 million compared to a loss of $7.0 million in the prior quarter and a loss of $3.2 million in the fourth quarter of 2020;

●	Acquired Front Line Power Construction, LLC (“Front Line Power”) and Full Moon Telecom, LLC (“Full Moon”);

●	Industry veteran, Nick Grindstaff, joins as Chief Financial Officer;

●	Repositioned Orbital Gas Systems as discontinued operations and held for sale.

Full-Year 2021 Summary

●	Revenues of $82.9 million, compared to $21.5 million in 2020

●	Loss from continuing operations, net of income taxes of $49.8 million, compared to a loss of $25.7 million in 2020;

●	Adjusted EBITDA loss from continuing operations of $27.0 million, compared to a loss of $16.5 million in 2020;

●	Awarded multiple utility-scale solar farm projects;

●	Completed four acquisitions, including platform companies Gibson Technical Services (“GTS”) and Front Line Power.

Our fourth quarter results reflect a meaningful sequential improvement in our financial performance and positions the company for success in 2022 and beyond.  The electric power, telecommunications, and renewable industries are in robust market environments and we anticipate an increasing demand for our infrastructure services going forward." said Jim O'Neil, Vice Chairman and CEO of Orbital Energy Group. “Furthermore, our acquisition of Front Line Power in the quarter was transformational for our company, by providing a significant base of recurring, profitable revenue streams with strong organic growth opportunities for years to come."

Fourth Quarter 2021 Financial Results

Total revenue was $41.0 million, compared to $24.8 million in the previous quarter and $7.6 million in the fourth quarter of 2020. The sequential and year-over-year improvement is primarily due to the acquisitions of GTS and Front Line Power in 2021.

Electric Power revenue for the fourth quarter was $23.3 million, compared to $12.2 million in the previous quarter and $3.6 million in the fourth quarter of 2020.  The increase was primarily due to the acquisition of Front Line Power. Telecommunications revenue for the quarter was $13.0 million, compared to $8.7 million in the prior quarter and zero revenue in the fourth quarter of 2020. Renewables revenue was $4.8 million in the fourth quarter 2021, compared to $3.9 million in the prior quarter and $4.0 million in the fourth quarter of 2020.

Gross profit in the fourth quarter was $7.4 million, compared to a gross profit of $2.3 million in the third quarter and gross profit of $2.1 million in the fourth quarter of 2020. Total operating expenses were $16.1 million, compared to $13.1 in the prior quarter and $8.5 million in the fourth quarter of 2020. Loss from continuing operations before taxes was $15.2 million, compared to a loss of $11.6 million in the previous quarter and a loss of $6.3 million in the fourth quarter of 2020.

The financial performance in the quarter was impacted by continued investment in the growth of our electric power and telecommunications segments as well as construction delays on utility scale solar projects.

Full-Year 2021 Financial Results

Total revenue was $82.9 million, compared to $21.5 million in 2020.

Electric Power revenue for the year was $43.6 million, compared to $8.5 million in 2020.  The increase was primarily due to organic growth in Orbital Power Inc. and the acquisition of Front Line Power in November 2021. Telecommunications revenue for 2021 was $27.8 million, reflecting the acquisition of GTS and two tuck-in’s, Full Moon and IMMCO, Inc., in 2021. Renewables revenue was $11.6 million in 2021, compared to $13.0 million in the prior year.

Gross profit in 2021 was $4.3 million, compared to $1.9 million in the prior year. Total operating expenses were $57.1 million, compared to $24.0 in the prior year. Loss from continuing operations net of taxes was $49.8 million, compared to $25.7 million in the prior year.

The year-over-year trend in financial performance was attributable to start-up costs at the Electric Power segment and projects with lower than normal margins during the period for the Renewables segment due to supply chain delays caused by COVID-19 leading to inefficiencies.

Conference Call

Management will host a conference call today, March 30, 2022 at 5:00 pm ET to discuss these results and recent corporate developments. After management's opening remarks, there will be a question-and-answer period. To access the call, please dial (678) 894-3054 and provide conference ID 4586413. A live webcast of the conference call and accompanying slide presentation can be accessed via the Investor Relations/Events & Presentations section of the Orbital Energy website (www.orbitalenergygroup.com).

For those unable to attend the live call, a telephonic replay will be available until April 9, 2022. To access the replay of the call dial (404) 537-3406 and provide conference ID 4586413. An archived copy of the webcast and slide presentation will also be available via the link referenced above.

About Orbital

Orbital Energy Group, Inc. (Nasdaq: OEG) is a diversified infrastructure services platform, providing engineering, design, construction, and maintenance services to customers in the electric power, telecommunications, and renewable industries.

Orbital Energy Group is dedicated to maximizing shareholder value, by striving to exceed our customers’ expectations, building a diverse workforce and making a positive difference in the lives of our employees and the communities in which we operate, and contributing to reducing the carbon footprint through the services we provide.

For more information please visit: www.orbitalenergygroup.com

Non-GAAP Financial Measures

The financial measures not prepared in conformity with generally accepted accounting principles in the United States (GAAP) that are utilized in this press release are provided to enable investors, analysts and management to evaluate Orbital Energy's performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing Orbital Energy's operating results with those of its competitors. These measures should be used in addition to, and not in lieu of, financial measures prepared in conformity with GAAP.

Please see the accompanying tables for reconciliations of the following non-GAAP financial measures for Orbital Energy's current and historical results (as applicable): EBITDA and adjusted EBITDA from continuing operations (non-GAAP financial measures) to loss from continuing operations, net of income taxes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the expected use of proceeds.  These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms.  These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the years ended December 31, 2020 and 2021 (when filed), its periodic reports on Form 10-Q, and its Current Reports on Form 8-K filed in 2020 and 2021, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Orbital undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations:

Three Part Advisors

John Beisler or Steven Hooser

817-310-8776
investors@orbitalenergygroup.com

Orbital Energy Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In thousands, except share and per share amounts)	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$26,865	$3,046
Restricted cash - current	150	452
Trade accounts receivable, net of allowance	48,752	5,689
Inventories	1,335	—
Contract assets	7,478	6,820
Notes receivable, current portion	3,536	44
Prepaid expenses and other current assets	6,919	2,601
Assets held for sale, current portion	6,679	6,146
Total current assets	101,714	24,798
Property and equipment, less accumulated depreciation	29,638	2,084
Investment	1,063	1,063
Right of use assets - operating leases	18,247	6,268
Right of use assets - financing leases	14,702	—
Goodwill	100,899	7,006
Other intangible assets, net	142,656	10,553
Restricted cash, noncurrent portion	1,026	1,026
Note receivable	836	3,601
Deposits and other assets	1,558	120
Assets held for sale, noncurrent portion	—	9,526
Total assets	$412,339	$66,045

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$10,111	$8,960
Notes payable, current	72,774	11,681
Line of credit	2,500	441
Operating lease obligations - current portion	4,674	1,369
Financing lease obligations - current portion	4,939	—
Accrued expenses	28,301	4,372
Contract liabilities	6,503	4,873
Financial instrument liability	825	—
Liabilities held for sale, current portion	4,367	5,380
Total current liabilities	134,994	37,076
Deferred tax liabilities	260	—
Notes payable, less current portion	156,605	4,850
Operating lease obligations, less current portion	13,555	4,774
Financing lease obligations, less current portion	9,939	—
Other long-term liabilities	720	1,368
Liabilities held for sale, noncurrent portion	—	830
Total liabilities	316,073	48,898

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized; no shares issued at December 31, 2021 or December 31, 2020	—	—
Common stock, par value $0.001; 325,000,000 shares authorized; 82,259,739 shares issued and 81,906,676 shares outstanding at December 31, 2021 and 31,029,642 shares issued and 30,676,579 shares outstanding at December 31, 2020	82	31
Additional paid-in capital	311,487	171,616
Treasury stock at cost; 353,063 shares held at December 31, 2021 and December 31, 2020	(413)	(413)
Accumulated deficit	(210,934)	(149,681)
Accumulated other comprehensive loss	(3,995)	(4,406)
Total Orbital Energy Group, Inc.'s stockholders' equity	96,227	17,147
Noncontrolling interest	39	—
Total stockholders' equity	96,266	17,147
Total liabilities and stockholders' equity	$412,339	$66,045

Orbital Energy Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months		For the Year
(in thousands, except share and per share amounts)	Ended December 31,		Ended December 31,
	2021	2020	2021	2020

Revenues	$41,047	$7,583	$82,948	$21,487

Cost of revenues	33,649	5,436	78,630	19,567

Gross profit	7,398	2,147	4,318	1,920

Operating expenses:
Selling, general and administrative expense	12,533	5,836	50,024	19,041
Depreciation and amortization	3,344	1,083	6,762	3,260
Provision for bad debt	253	1,626	346	1,626
Other operating (income) expense	(8)	—	(23)	24

Total operating expenses	16,122	8,545	57,109	23,951

Loss from operations	(8,724)	(6,398)	(52,791)	(22,031)

Other income	(1,226)	912	777	982
Interest expense	(5,240)	(832)	(8,337)	(1,298)

Loss from continuing operations before income taxes and equity in net loss of affiliate	(15,190)	(6,318)	(60,351)	(22,347)
Net loss of affiliate	—	—	—	(4,806)
Loss from continuing operations before taxes	(15,190)	(6,318)	(60,351)	(27,153)

Income tax benefit	527	15	(10,508)	(1,451)

Loss from continuing operations, net of income taxes	(15,717)	(6,333)	(49,843)	(25,702)

Discontinued operations
Loss from operations of discontinued operations	(10,518)	(1,649)	(12,705)	(3,097)
Income tax benefit	(1,334)	(443)	(1,334)	(1,352)
Loss from discontinued operations, net of income taxes	(9,184)	(1,206)	(11,371)	(1,745)

Net loss	(24,901)	(7,539)	(61,214)	(27,447)
Less: net income attributable to noncontrolling interest	39	—	39	—
Net loss attributable to Orbital Energy Group, Inc.	$(24,940)	$(7,539)	$(61,253)	$(27,447)

Basic and diluted weighted average common shares outstanding	73,796,526	30,464,207	58,348,489	29,937,863

Loss from continuing operations per common share - basic and diluted	$(0.21)	$(0.21)	$(0.86)	$(0.86)

Loss from discontinued operations - basic and diluted	$(0.12)	$(0.04)	$(0.19)	$(0.06)

Loss per common share - basic and diluted	$(0.34)	$(0.25)	$(1.05)	$(0.92)

Orbital Energy Group, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(61,214)	$(27,447)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,208	820
Amortization of intangibles	7,702	4,421
Amortization of debt discount	3,392	75
Gain on extinguishment of debt and loan modifications	(1,134)	—
Amortization of note receivable discount	(319)	(288)
Stock-based compensation and expense	12,168	280
Fair value adjustment to liability for stock appreciation rights	2,054	648
Fair value adjustment to financial instrument liability	(33)	—
Net loss of affiliate	—	4,806
Provision for bad debt	343	1,639
Deferred income taxes	(10,878)	(1,006)
Non-cash unrealized foreign currency gain	492	(310)
Impairment of assets held for sale	9,185	—
Inventory reserve	(350)	(424)
Gain (loss) on disposal of assets	(26)	39
Gain on sale of businesses	—	(14)

Change in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(19,173)	3,675
Inventories	(425)	3,766
Contract assets	(296)	(2,250)
Prepaid expenses and other current assets	41	1,614
Right of use assets/lease liabilities, net of acquisitions:	49	(222)
Deposits and other assets	(24)	(1,197)
Increase (decrease) in operating liabilities:
Accounts payable	(38)	(3,521)
Accrued expenses	4,540	(1,856)
Contract liabilities	3,060	1,720
NET CASH USED IN OPERATING ACTIVITIES	(45,676)	(15,032)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	(132,518)	(2,981)
Purchases of property and equipment	(7,779)	(1,696)
Deposits on financing lease property and equipment	(762)	—
Cash paid for working capital adjustment on Power group disposition	—	(2,804)
Sale of discontinued operations, net of cash	—	(227)
Proceeds from sale of property and equipment	141	605
Purchase of other intangible assets	(705)	(11)
Purchase of convertible note receivable	—	(260)
Purchase of investments	(1,025)	(532)
Proceeds from notes receivable	621	—
NET CASH USED IN INVESTING ACTIVITIES	(142,027)	(7,906)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	3,250	100
Payments on line of credit	(1,191)	(109)
Payments on financing lease obligations	(1,995)	(4)
Proceeds from notes payable, net of debt discounts and issuances costs	143,045	8,145
Payments on notes payable	(9,941)	(4,131)
Proceeds from sales of common stock	78,046	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	211,214	4,001

Effect of exchange rate changes on cash	6	110
Net (decrease) increase in cash, cash equivalents and restricted cash	23,517	(18,827)
Cash, cash equivalents and restricted cash at beginning of year	4,524	23,351
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$28,041	$4,524

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA from Continuing Operations for the Three and Twelve Months Ended December 31, 2021, and 2020

The following table presents reconciliations of the non-GAAP financial measures of EBITDA and Adjusted EBITDA from continuing operations to loss from continuing operations, net of taxes for the three and twelve months ended December 31, 2021 and 2020. These reconciliations are intended to provide useful information to investors and analysts as they evaluate the Company's performance. EBITDA from continuing operations is defined as loss from continuing operations before interest, taxes, depreciation and amortization, and Adjusted EBITDA from continuing operations is defined as EBITDA from continuing operations adjusted for certain other items as described below. We believe that the exclusion of these items from loss from continuing operations enables management and investors to more effectively evaluate the Company's operations period over period and to identify operating trends that might not be apparent when including the excluded items. However, these measures should not be considered as an alternative to loss from continuing operations or other measures of performance that are derived in accordance with GAAP. As to certain of the items below, (i) stock-based compensation and expense may vary from period to period due to fair value adjustments from changes in market conditions, forfeiture rates, accelerated vesting and amounts granted; (ii) acquisition costs vary from period to period depending on the Company's level of acquisition activity; (iii) equity in (earnings) losses of non-integral unconsolidated affiliates varies from period to period depending on the activity and financial performance of non-integral unconsolidated affiliates, including other than temporary impairment charges on the value of the investment using the equity method of accounting; (iv) gain or loss on disposal of assets varies from period to period depending on operational wear and tear and condition of the Company's fixed assets; (v) gain or loss on extinguishment and modification of debt varies from period to period depending on changes in the Company's financing activities and the exercise of certain debt-to-equity conversion features; and (vi) fair value adjustments to equity-linked financial instrument liabilities varies from period to period depending on changes in the market price of Orbital Energy's common stock and certain assumptions used in fair valuation calculations. Because EBITDA and adjusted EBITDA from continuing operations, as defined, exclude some, but not all, items that affect loss from continuing operations, such measures may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, loss from continuing operations, net of income taxes and information reconciling the GAAP and non-GAAP financial measures, are included below. See notes to follow:

(in thousands)	For the Three Months Ended		For the Year Ended
(Unaudited)	December 31,		December 31,
	2021	2020	2021	2020
Loss from continuing operations, net of income taxes (GAAP)	$(15,717)	$(6,333)	$(49,843)	$(25,702)
Interest expense, net	5,147	757	7,999	1,005
Income tax expense (benefit)	527	15	(10,508)	(1,451)
Depreciation and amortization	5,588	1,244	11,272	3,752
EBITDA from continuing operations (a)	(4,455)	(4,317)	(41,080)	(22,396)
Stock-based compensation and expense (b)	1,846	916	13,130	928
Acquisition costs (c)	230	—	1,323	—
Equity (earnings) losses of non-integral unconsolidated affiliates (d)	—	—	—	4,806
(Gain) loss on disposal of assets (e)	(8)	—	(23)	24
(Gain) loss on extinguishment and modification of debt (f)	1,268	154	(365)	154
Fair value adjustment to equity-linked financial instruments (g)	(33)	—	(33)	—
Adjusted EBITDA from continuing operations (a)	$(1,152)	$(3,247)	$(27,048)	$(16,484)

(a)

The calculations of EBITDA and Adjusted EBITDA from continuing operations for the three and twelve months ended December 31, 2020 have been amended to conform to the current period calculations of EBITDA and Adjusted EBITDA from continuing operations.

(b)

The amounts include non-cash expenses recognized from the vesting of stock-based compensation awards issued to employees, executives, directors and consultants for services provided and fair value adjustments on executive Stock Appreication Rights ("SARS") compensation awards.

(c)

The amounts for the three and twelve months ended December 31, 2021 includes certain acquisition-related costs of $0.2 million incurred for the acquisition of Front Line Power Construction, LLC and $1.4 million of costs incurred for the acquisition of Front Line Power Construction, LLC, Gibson Technical Services, LLC and IMMCO, Inc.

(d)

The amount for the twelve months ended December 31, 2020 includes a $4.8. million loss on its equity-method investment in Virtual Power Systems ("VPS"), which includes a $3.5 million impairment that was recorded due to identified other than temporary impairment charges on the value of the investment.

(e)	The amounts relate to net gains or losses recognized on the disposal of the Company's fixed assets.

(f)

The amounts for the three and twelve months ended December 31, 2021 relate to net gains or losses recognized for the extinguishment and modification of certain debt related to the forgivness of payroll protection loans by the U.S. government and the settlement of certain notes payable to institutional investors through the issuance of shares of common stock.

(g)

The amounts for the three and twelve months ended December 31, 2021 include fair value adjustments related to certain down-round and anti-dilutive protections on equity-linked financial instruments issued to the lenders of the Company's syndicated debt.

Reconciliation of Non-GAAP Financial Measures

Estimated EBITDA and Adjusted EBITDA from Continuing Operations for the Full Year 2022

The following table presents reconciliations of the non-GAAP financial measures of EBITDA and Adjusted EBITDA from continuing operations to loss from continuing operations, net of income taxes for the full year ending December 31, 2022. These reconciliations are intended to provide useful information to investors and analysts as they evaluate the Company's expected performance. EBITDA from continuing operations is defined as loss from continuing operations before interest, taxes, depreciation and amortization, and Adjusted EBITDA from continuing operations is defined as EBITDA from continuing operations adjusted for certain other items as described below. We believe that the exclusion of these items from loss from continuing operations enables management and investors to more effectively evaluate the Company's operations period over period and to identify operating trends that might not be apparent when including the excluded items. However, these measures should not be considered as an alternative to loss from continuing operations or other measures of performance that are derived in accordance with GAAP. As to certain of the items below, stock-based compensation expense may vary from period to period due to fair value adjustments from changes in market conditions, forfeiture rates, accelerated vesting and amounts granted. Because EBITDA and adjusted EBITDA from continuing operations, as defined, exclude some, but not all, items that affect loss from continuing operations, such measures may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measure, loss from continuing operations, net of income taxes and information reconciling the GAAP and non-GAAP financial measures, are included below. See notes to follow.

(in thousands)	Estimated Range
(Unaudited)	Full Year Ending December 31, 2022
Loss from continuing operations, net of income taxes (as defined by GAAP)	$(21,616)	$(16,816)
Interest expense, net	25,671	25,671
Income tax expense (benefit) (a)	300	500
Depreciation and amortization	28,445	28,445
EBITDA from continuing operations	32,800	37,800
Stock-based compensation and expense	5,200	5,200
Adjusted EBITDA from continuing operations	$38,000	$43,000

(a)

These amounts include estimated state minimum tax expenses determined using the statutory tax rates of the jurisdictions where taxable income is expected to be earned. These amounts do not include federal and foreign income tax expense (benefits) as the Company does not expect to generate taxable income related to its US and foreign jurisdictions and expects valuation allowance reserves to be recognized on any deferred tax assets realized during the full year 2022.